Exhibit 1.1

Company Number: 3690065

THE COMPANIES ACT 1985 TO 1989

A PUBLIC COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

BG GROUP plc

Incorporated on 30 December 1998

1	The Company’s name is “BG Group plc”.

2	The Company is a public company.

3	The Company's registered office is situated in England and Wales.

4	The Company's objects are:-

4.1	To carry on all or any of the businesses of a holding company and to co-ordinate all or any part of the businesses and operations of any and all companies, firms and businesses controlled directly or indirectly by the Company or in which the Company is interested, whether as a shareholder or otherwise and whether directly or indirectly, and to acquire and hold, either in the name of the Company or in that any nominee or trustee, shares, stocks, debentures, debenture stock, bonds, notes, obligations and securities issued or guaranteed by any company, corporation or undertaking wherever incorporated or carrying on business and to co-ordinate the policy management and administration of any companies, corporations or undertakings in which the Company is a member or participant or which are controlled by or associated with the Company in any manner;

4.2	To carry on business as an investment holding company and to acquire, invest in and hold by way of investment, shares, stocks, debenture stock, bonds, bills, notes, obligations, certificates of deposit, mortgages, policies of assurance and securities of all kinds created, issued or guaranteed by any company, association or partnership, whether with limited or unlimited

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liability, constituted or carrying on business in any part of the world, or by any individual person, or by any government, sovereign, ruler, commissioners, public body or authority, supreme, municipal, local or otherwise, in any part of the world, units of and participants in any trust, scheme, mutual fund or collective investment scheme in any part of the world;

4.3	To carry on all or any of the businesses of transporters, suppliers, distributors, developers, producers, manufacturers, refiners, distillers, processors, converters, storers, carriers, importers and exporters of, explorers and prospectors for, and dealers in, natural and other gases, petroleum and other hydrocarbons, coal and other minerals, chemicals, products derived from or connected with any of them, electricity and all other forms of energy.

4.4	To acquire (whether by purchase, lease, concession, grant or otherwise), establish, develop, exploit, operate and maintain land, claims, wells, mines, licences, concessions, drilling and mining rights, exploration and production rights, and rights and interests of all descriptions in or relating to the same, which may seem to the Company capable or possibly capable of affording a supply of natural or other gas, petroleum or other hydrocarbons, coal or other minerals, other forms of energy, chemicals or revenue derived directly or indirectly from any of them.

4.5	To construct, lay, operate, use, inspect, maintain, improve, enlarge, alter, protect, repair, replace and remove, and to carry out works in respect of, pipelines and equipment and facilities ancillary to the operation or use of pipelines.

4.6	To install in any premises or place and to operate, use, inspect, maintain, repair, replace and remove meters or other devices for assessing the quantity or quality of supplies of gas and other substances and forms of energy and for other purposes connected with such supplies.

4.7	To do anything which a public gas transporter is empowered or required to do under or by virtue of, or under an authorisation granted under, the Gas Act 1986, as amended by the Gas Act 1995, or any statutory modification or re-enactment of it, or any other enactment.

4.8	To locate, establish, construct, equip, operate, use, manage and maintain production, treatment and storage facilities (including underground storage facilities), refineries, factories, works, plants, platforms, derricks, rigs, warehouses, depots, offices and other buildings, compressor stations, laboratories, research stations, wharves, jetties, terminals, transport facilities, loading facilities, roads, railways, structures, installations and facilities of all kinds, whether for the purposes of the Company or for sale or hire to, or in return for any consideration from, any person, and to purchase or otherwise acquire, lease, charter and take or let on hire any of the same.

4.9	To carry on all or any of the businesses of suppliers, distributors, designers, developers, manufacturers, installers, fitters, repairers, maintainers, importers and exporters of, and dealers in, gas appliances, kitchen equipment and fittings, and all kinds of goods, equipment, fittings, machinery, materials and installations connected with the use of gas for domestic, industrial, commercial or other purposes or with the conservation of gas or other forms of energy.

4.10	To carry on all or any of the businesses of inspectors, maintainers, repairers, reconditioners, servicers, coaters, designers, developers, manufacturers, constructors, installers, layers, fitters, hirers, letters on hire, suppliers, distributors, importers and exporters of, and dealers in, pipes, pipelines, equipment ancillary to the operation or use of pipes and pipelines, platforms, derricks, rigs, installations and facilities of all kinds, tools and machinery of every description, engineering and other equipment, plant, components, accessories and supplies of every description.

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4.11	To carry on all or any of the businesses of consultants, advisers and suppliers of management, personnel and training services, whether generally or in respect of one or more of the types of business or activity which the Company has power to carry on, and to provide training and educational courses, instruction and materials, of every description, for employees of the Company and for other persons.

4.12	To carry on all or any of the businesses of, and provide services associated with, engineers (including, without limitation, gas, petroleum, drilling, mechanical, electrical, heating, ventilation, civil, chemical and telecommunications engineers), mechanics, technicians, geologists, draughtsmen, designers, surveyors, architects, builders and decorators.

4.13	To carry on all or any of the businesses of wholesalers, retailers and traders, whether generally or in relation to particular goods or commodities, advertisers, advertising agents, sales promoters, public relations agents and marketing agents.

4.14	To carry on all or any of the businesses of bankers, financiers, factors, debt collectors, dealers in securities, underwriters, insurers, brokers of any kind, developers of and dealers in property, storage contractors, freight contractors, carriers by land, water and air of freight and passengers forwarding agents, shipping agents and agents of any other kind.

4.15	To carry on all or any of the businesses of running, operating, managing, supplying and dealing in telecommunication systems, systems of other kinds for the conveyance by any means of sounds, visual images and signals, and services, facilities and equipment ancillary to, or for use in connection with, such systems.

4.16	To carry on all or any of the businesses of running, operating, managing, supplying and dealing in data processing and information retrieval systems, computers, computer programs and software, computer bureaux, databases and services, facilities and equipment ancillary to, or for use in connection with, the same.

4.17	To carry on all or any of the businesses of suppliers, distributors, manufacturers, producers, processors, importers and exporters of, and dealers in chemicals, pharmaceuticals, fertilisers and foodstuffs, funeral undertakers, operators of crematoria, builders, painters and decorators.

4.18	To carry on business as inventors, researchers and developers, to conduct, promote and commission research and development in connection with the activities of the Company and its subsidiaries, to establish and maintain research stations, laboratories, workshops, testing and proving grounds, facilities and establishments and installations and to exploit and turn to account the results of any research and development carried out by or for it.

4.19	To invent, design, develop, construct, manufacture, produce, erect, assemble, test, alter, install, maintain, repair, renovate, refurbish, recondition, utilise, operate, manage, purchase, sell, hire, hire out, import, export, supply and otherwise deal in all kinds of equipment, apparatus, plant, machinery, appliances, articles, furniture, things, accessories, components, fittings, tools, materials, substances, products, systems, computers, computer programs and software which are required or are likely to be required by the Company for the purposes of, or in connection with, any of its businesses, or by other persons, or which in the opinion of the Company may be conveniently or advantageously dealt with by the Company in connection or association with any of its objects or the objects of any of its subsidiaries.

4.20	To purchase, charter, lease, take or let on hire, operate, use, employ or turn to account, build, equip, service, repair, maintain, supply and deal in tankers and other ships and vessels and craft of every description (including, without limitation, submersible craft), hovercraft, motor

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vehicles, aircraft, airships, railway locomotives, wagons, trucks and any means of transport and parts and accessories of all kinds for any of the same.

4.21	To enter into, carry on and participate in financial transactions and operations of all kinds and to undertake, carry on and execute all kinds of financial, commercial, trading, trust, agency and other operations.

4.22	To establish, acquire, produce, transmit, broadcast, publish, print and reproduce in any form whatsoever (including, without prejudice to the generality of the foregoing, visual or audible form and forms capable of being used by, in, or in connection with, computers), and to buy, sell, supply and otherwise deal in brochures, manuals, journals, periodicals, magazines, newspapers, books, pictures, photographs, stationery and other documents, sound and visual recordings, tapes, films, and programmes for radio, television, cinema and other means of communication.

4.23	To carry on any other business or activity which the Directors consider is, or may be, capable of being carried on directly or indirectly for the benefit of the Company.

4.24	To acquire by any means and hold and deal with any real or personal property or rights whatsoever and, without prejudice to the generality of the foregoing, to purchase, take on lease or in exchange, hire or otherwise acquire and hold any real property and any estate or interest in such property, including without limitation any lands, buildings, installations, structures, servitudes, easements, rights, privileges and concessions and to exploit and develop the same.

4.25	To acquire by any means the whole or any part of the assets, and to undertake the whole or any part of the liabilities, of any person carrying on or proposing to carry on any business which the Company is authorised to carry on or which can be carried on in connection with any such business, and to acquire an interest in, amalgamate or enter into any arrangement for sharing profits, or for co-operation, or for mutual assistance, with any such person and to give or accept, for any of the acts or things aforesaid or property acquired, such consideration as the Company thinks fit, including, without limitation, any shares, whether fully or partly paid up, debentures, or other securities or rights.

4.26	To apply for and take out, purchase or otherwise acquire any patents, patent rights, inventions, secret processes, designs, copyrights, trade marks, service marks, commercial names and designations, know-how, formulae, licences, concessions and the like (and any interest in any of them) or any exclusive or non-exclusive or limited right to use, or any secret or other information as to, any invention or secret process of any kind and to use, exercise, develop, or grant licences in respect of, or otherwise turn to account or deal with, the property, rights or information so acquired.

4.27	To subscribe for, underwrite, purchase or otherwise acquire, and to hold, and deal with, any shares, stocks, debentures, bonds, notes and other securities, obligations and other investments of any nature whatsoever and any options or rights in respect of them; and otherwise to invest and deal with the money and assets of the Company.

4.28	To borrow or raise money or secure or discharge any debt or obligation (whether of the Company or of any other person) in such manner as the Company thinks fit and in particular (but without prejudice to the generality of the foregoing) by the creation or issue, upon such terms as to priority or otherwise as the Company thinks fit, of securities of any kind or mortgages or charges (fixed or floating) founded or based upon all or any part of the undertaking, property, assets and rights (present and future) of the Company, including its

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uncalled capital, or without any such security; and to receive money on deposit and advance payments with or without allowance of interest thereon.

4.29	To enter into any guarantee, contract of indemnity or suretyship and in particular (without prejudice to the generality of the foregoing) to guarantee, support or secure, with or without consideration, whether by personal obligation or by mortgaging or charging all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company or by both such methods or in any other manner, the performance of any contracts, obligations or commitments of, and the repayment or payment of the principal amounts of and any premiums, interest, dividends and other moneys payable on or in respect of any securities or liabilities of, any person, including (without prejudice to the generality of the foregoing) any company which is a subsidiary or a holding company of the Company or another subsidiary of a holding company of the Company or otherwise associated with the Company and whether or not any consideration or advantage is received by the Company.

4.30	To advance, lend or deposit money, and to give credit or financial accommodation to any person on such terms as may be thought fit by the Company.

4.31	To draw, make, accept, endorse, discount, negotiate, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments.

4.32	To accept securities of any person or any property or interest therein of whatsoever nature in payment or part payment for any services rendered or for any sale or supply made to, or debt owing from, any such person.

4.33	To insure any property, asset, matter or interest and against any potential liability or loss of the Company or of any other person and the life or health of any person for the benefit of the Company.

4.34	To enter into and carry into effect any arrangement for partnership or joint working or joint venture in business or for the sharing of profits or for amalgamation with any other person.

4.35	To apply for, promote and obtain any Act of Parliament, charter, privilege, concession, licence or authorisation of any government, state, municipality, department or other authority for enabling the Company to carry any of its objects into effect or for extending any of the Company's powers or for effecting any modification of the Company's constitution, or for any other purpose which may seem expedient, and to oppose any actions, steps, proceedings or applications which may seem calculated directly or indirectly to prejudice the interests of the Company or of its members.

4.36	To enter into any arrangement with any governments or authorities (national, municipal, local, international, or otherwise), or any corporations, companies, or persons that may seem conducive to the Company's objects or any of them, and to obtain from any such government, authority, corporation, company or person any charters, contracts, decrees, rights, privileges and concessions which the Company may think desirable, and to carry out, exercise and comply with any such charters, contracts, decrees, rights, privileges and concessions.

4.37	To do all or any of the following, namely:-

	4.37.1	to establish, provide, carry on, maintain, manage, support, purchase and contribute to any pension, superannuation, retirement, redundancy, injury, death benefit or insurance funds, trusts, schemes or policies for the benefit of, and to give or procure the giving of pensions, annuities, allowances, gratuities, donations, emoluments, benefits of any

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description (whether in kind or otherwise), incentives, bonuses, assistance (whether financial or otherwise) and accommodation in such manner and on such terms as the Company thinks fit to, and to make payments for or towards the insurance of (and to the extent as may be permitted by law otherwise to indemnify or to exempt any such person against or from any such liability) -

(i) any individuals who are or were at any time in the employment of, or directors or officers of (or held comparable or equivalent office in), or acted as consultants or advisers to or agents for -

(a) the Company or any company which is or was its holding company or is or was a subsidiary of the Company or any such holding company; or

(b) any person to whose business the Company or any subsidiary of the Company is, in whole or in part, a successor directly or indirectly (including without prejudice to the generality of the foregoing the British Gas Corporation and any subsidiary of it); or

(c) any person otherwise allied to or associated with the Company;

(ii) any other individuals whose service has been of benefit to the Company or who are or were at any time members, or eligible to be members, of a scheme established under section 36 of the Gas Act 1972 or who the Company considers have a moral claim on the Company; and

(iii) the spouses, widows, widowers, families and dependants of any such individuals as aforesaid;

	4.37.2	to establish, provide, carry on, maintain, manage, support and provide financial assistance to welfare, sports and social facilities, associations, clubs, funds and institutions which the Company considers likely to benefit or further the interests of any of the aforementioned individuals, spouses, widows, widowers, families and dependants; and

	4.37.3	to provide a Director, former Director, Company Secretary or other officer of the Company with funds to meet expenditure incurred or to be incurred by him in defending any criminal or civil proceedings or in connection with any application under those provisions of the Companies Act 1985 referred to in Section 337A of that Act and to do anything to enable a Director, former Director, Company Secretary or other officer of the Company to avoid incurring such expenditure.

4.38	To establish, maintain, manage, support and contribute to any schemes for the acquisition of Shares in the Company or its holding company by or for the benefit of any individuals who are or were at any time in the employment of, or directors or officers of -

	4.38.1	the Company;

	4.38.2	any company which is or was its holding company or is or was a subsidiary of the Company or any such holding company; or

	4.38.3	any other company or former company connected or associated in any way with the Company or with the whole or any part of its undertaking,

and to lend money to any such individuals to enable them to acquire shares in the Company or in its holding company and to establish, maintain, manage and support (financially or

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otherwise) any schemes for sharing profits of the Company or any other such company as aforesaid with any such individuals.

4.39	To subscribe or contribute (in cash or in kind) to, and to promote or sponsor, any charitable, benevolent or useful object of a public character or any object which may in the opinion of the Company be likely directly or indirectly to further the interests of the Company, its employees or its members.

4.40	To pay and discharge all or any expenses, costs and disbursements, to pay commissions and to remunerate any person for services rendered or to be rendered in connection with the underwriting or placing or issue at any time of any securities of the Company or of any other person.

4.41	To issue, allot and grant options over securities of the Company for cash or otherwise or in payment or part payment for any real or personal property or rights therein purchased or otherwise acquired by the Company or any services rendered to, or at the request of, or for the benefit of, the Company or as security for, or indemnity for, or towards satisfaction of, any liability or obligation undertaken or agreed to be undertaken by or for the benefit of the Company, or in consideration of any obligation (even if valued at less than the nominal value of such securities) or for any other purpose.

4.42	To procure the Company to be registered or recognised in any part of the world.

4.43	To promote any other company for the purpose of acquiring all or any of the property or undertaking any of the liabilities of the Company, or both, or of undertaking any business or operations which may appear likely to assist or benefit the Company, and to place or guarantee the placing of, underwrite, subscribe for, or otherwise acquire all or any part of the shares, debentures or other securities of any such company.

4.44	To dispose by any means of the whole or any part of the assets of the Company or of any interest therein.

4.45	To distribute in specie or otherwise by way of dividends or bonus or reduction of capital all or any of the property or assets of the Company among its members and particularly, but without prejudice to the generality of the foregoing, securities of any other company formed to take over the whole or any part of the assets or liabilities of the Company or any proceeds of sale or other disposal of any property or assets of the Company.

4.46	To do all or any of the above things in any part of the world, and either as principal, agent, trustee, contractor or otherwise, and either alone or in conjunction with others, and either by or through agents, trustees, sub-contractors or otherwise.

4.47	To do all such other things as may be deemed, or as the Company considers, incidental or conducive to the attainment of the above objects or any of them.

4.48	AND IT IS HEREBY DECLARED that in this clause 4:-

(a) unless the context otherwise requires, words in the singular include the plural and vice versa;

(b) unless the context otherwise requires, a reference to a person includes a reference to a company, and a reference to a person or company includes a reference to a firm, partnership, corporation, government or other authority (municipal, local or otherwise), undertaking, organisation, association, statutory, public or other body and any other

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legal entity, whether resident, domiciled or situated (in any such case) in the United Kingdom or elsewhere;

	(c)	references to “other” and “otherwise” shall not be construed eiusdem generis where a wider construction is possible;

	(d)	the words “subsidiary” (except in paragraph (e) below) and “holding company” have the same meaning as in section 736 of the Companies Act 1985 or any statutory modification or re-enactment of it;

	(e)	the objects specified in each of the foregoing paragraphs of this clause shall be separate and distinct objects of the Company and accordingly shall not be in any way limited or restricted (except so far as otherwise expressly stated in any paragraph) by reference to or inference from the terms of any other paragraph or the order in which the paragraphs occur or the name of the Company, and none of the paragraphs shall be deemed merely subsidiary or incidental to any other paragraph.

5	The liability of the members is limited.

6	The share capital of the Company is £1,000, divided into 1,000 shares of £1 each[1] .

1	By a special resolution passed on 10 September 1999 the authorised share capital of the Company was increased to £50,000 by the creation of 49,000 redeemable preference shares of £1 each. The 998 authorised but unissued ordinary shares of £1 each were converted into 998 redeemable preference shares of £1 each and the 2 issued ordinary shares of £1 each were subdivided into 20 ordinary shares of 10p each.

By a special resolution passed on 7 October 1999, the authorised share capital of the Company was increased, conditional upon a Scheme of Arrangement made between BG plc and the holders of its ordinary shares becoming effective, to £500,000,001 by the creation of 4,999,500,000 ordinary shares of 10p each and one special right redeemable preference share of £1. The Scheme became effective on 13 December 1999.

On 7 January 2000, the 49,998 redeemable preference share of £1 each were redeemed by the Company and sub- divided into and redesignated as ordinary shares of 10p each.

By a special resolution passed on 16 October 2000 the authorised share capital of the Company was increased to £5,000,000, 101 by the creation of 1,000 deferred shares of 10 pence each.

On 26 October 2000 the £1 special share in the capital of the Company was redeemed and sub-divided into and re- designated as 10 ordinary shares of 10 pence each in the capital of the Company.

On 20 April 2001, pursuant to a special resolution passed on 19 April, 2001, the 1,000 deferred shares of the Company were cancelled and the authorised share capital of the Company was reduced to £500,000,001.

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WE, the subscribers to this memorandum of association, wish to be formed into a company pursuant to this memorandum and we agree to take the number of shares shown opposite our respective names.
Names and Addresses of Subscribers		Number of shares taken by
each Subscriber

1.	For and on behalf of	One
Instant Companies Limited
1 Mitchell Lane
Bristol BS1 6BU
One
2.	For and on behalf of
Swift Incorporations Limited
1 Mitchell Lane
Bristol BS1 6BU

Dated 18 December 1998

Witness to the above signatures:-

Mark Anderson
1 Mitchell Lane
Bristol BS1 6BU

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